Exhibit 99.1

CONTACT:
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FDA Approves Corcept’s Selective Glucocorticoid Receptor Antagonist Lifyorli™ (relacorilant)

Plus Nab-Paclitaxel for Treatment of Patients with Platinum-Resistant Ovarian Cancer

Redwood City, Calif., (March 25, 2026) — Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today announced that the U.S. Food and Drug Administration (FDA) has approved Lifyorli™ (relacorilant) in combination with nab-paclitaxel for the treatment of adults with platinum-resistant epithelial ovarian, fallopian tube, or primary peritoneal cancer who have received one to three prior systemic treatment regimens, at least one of which included bevacizumab. Lifyorli is the first FDA-approved selective glucocorticoid receptor antagonist (SGRA).

Approval was based on the positive outcomes of Lifyorli’s pivotal ROSELLA trial, which enrolled 381 patients with platinum-resistant ovarian cancer who had received one to three prior lines of therapy, at least one of which included bevacizumab. Patients were randomized 1:1 to receive either Lifyorli plus nab-paclitaxel or nab-paclitaxel monotherapy. No biomarker selection was required.

ROSELLA met its dual primary endpoints of progression-free and overall survival. Patients treated with Lifyorli in addition to nab-paclitaxel experienced a 35 percent reduction in the risk of death compared to patients treated with nab-paclitaxel alone (hazard ratio: 0.65; p-value: 0.0004), with a median overall survival (OS) of 16.0 months, compared to 11.9 months for patients receiving nab-paclitaxel alone, a difference of 4.1 months. Patients who received Lifyorli in addition to nab-paclitaxel also experienced a 30 percent reduction in the risk of disease progression (hazard ratio: 0.70; p-value: 0.008), as assessed by blinded independent central review (PFS-BICR), compared to patients treated with nab-paclitaxel alone.

The combination of Lifyorli with nab-paclitaxel was well-tolerated and manageable. The safety of Lifyorli was assessed in a pooled analysis of patients from ROSELLA and Lifyorli’s Phase 2 trial. The prescribing information for Lifyorli includes warnings and precautions for neutropenia and severe infections, adrenal insufficiency, exacerbation of conditions treated with glucocorticoids and embryo-fetal toxicity. The most common adverse reactions experienced by more than 20 percent of patients (including laboratory abnormalities) were decreased hemoglobin, decreased neutrophils, fatigue, nausea, diarrhea, decreased platelets, rash and decreased appetite.

Data from ROSELLA were first presented at ASCO 2025 (American Society of Clinical Oncology) with simultaneous publication in The Lancet. Complete results from ROSELLA will be presented at the Society of Gynecologic Oncology (SGO) meeting in April.

“Data demonstrate that Lifyorli plus nab-paclitaxel provides a clinically meaningful benefit in overall survival for patients with platinum-resistant ovarian cancer and is well tolerated. Lifyorli is positioned to become a new standard-of-care treatment,” said Rob Coleman, M.D., Texas Oncology and special advisor to the president of the GOG Foundation. “Having a new treatment for this advanced, recurrent disease will provide clinicians with a compelling option to help patients with this extremely difficult-to-treat cancer.”

“The FDA’s approval of Lifyorli in combination with nab-paclitaxel is welcome news to all of us in the ovarian cancer community,” said Sarah DeFeo, Chief Program Officer at Ovarian Cancer Research Alliance (OCRA). “We are grateful to everyone who participated in the clinical trials, their families and the physicians who helped advance this urgently needed treatment option for patients with platinum-resistant ovarian cancer.”

“It is a privilege to bring forward a new treatment for patients who historically have had few options,” said Joseph Belanoff, M.D., Corcept’s Chief Executive Officer. “We have worked for years to demonstrate the potential of cortisol modulation in oncology. Today’s approval of Lifyorli is an important first step, but there is much more to explore with this new mode of treatment. We extend our deep appreciation to the patients and healthcare providers who participated in the clinical trials that made this approval possible.”

ROSELLA enrolled patients with platinum-resistant ovarian cancer at sites in the United States, Europe, South Korea, Brazil, Argentina, Canada and Australia, and was conducted in collaboration with The GOG Foundation, Inc. (GOG-F), the European Network of Gynaecological Oncological Trial groups (ENGOT), the Asia-Pacific Gynecologic Oncology Trials Group (APGOT), the Latin American Cooperative Oncology Group (LACOG) and the Australia New Zealand Gynaecological Oncology Group (ANZGOG).

About Ovarian Cancer

Ovarian cancer is the fifth most common cause of cancer death in women. Patients whose disease returns less than six months after receiving platinum-containing therapy have “platinum-resistant” disease. There are few treatment options for these women. Approximately 20,000 women with platinum-resistant disease are candidates to start a new therapy each year in the United States, with at least an equal number in Europe.

About Cortisol’s Role in Oncology

Cortisol plays a role in tumor growth through several mechanisms. It helps solid tumors resist chemotherapy by inhibiting cellular apoptosis — the tumor-killing effect chemotherapy is meant to stimulate. In some cancers, cortisol promotes tumor growth by activating oncogenic signaling in the cells to which it binds. Cortisol also suppresses the body’s immune response, which weakens its ability to fight all diseases, including cancer.

Corcept is developing relacorilant in ovarian, endometrial, cervical, pancreatic and prostate cancers. Relacorilant is proprietary to Corcept and is protected by composition of matter, method of use and other patents. It has been designated an orphan drug by the European Commission (EC) for the treatment of ovarian cancer. Corcept has submitted a Marketing Authorisation Application (MAA) to the European Medicines Agency (EMA) for relacorilant to treat patients with platinum-resistant ovarian cancer.

About Lifyorli™

Lifyorli (relacorilant), approved in combination with nab-paclitaxel, is the first U.S. Food and Drug Administration (FDA)-approved selective glucocorticoid receptor antagonist for adults with platinum-resistant ovarian cancer. Lifyorli is an oral medication taken the day before, the day of and the day after treatment with nab-paclitaxel. There is no biomarker requirement for Lifyorli. Lifyorli competitively binds to the glucocorticoid receptor (GR), where it enhances chemotherapy sensitivity by inhibiting cortisol’s suppression of apoptosis – the programmed cell death that chemotherapies such as nab-paclitaxel are meant to cause. Lifyorli does not have any effect at the body’s other steroid receptors.

Corcept is committed to timely patient access for Lifyorli. For questions regarding product availability, please contact Lifyorli Support™ at 1-85-LIFYORLI (1-855-439-6754).

LIFYORLI Indication & Usage

LIFYORLI is indicated in combination with nab-paclitaxel for the treatment of adults with platinum-resistant epithelial ovarian, fallopian tube, or primary peritoneal cancer who have received 1-3 prior systemic treatment regimens, at least one of which included bevacizumab.

IMPORTANT SAFETY INFORMATION

Contraindications:

LIFYORLI is contraindicated in patients receiving systemic glucocorticoids for lifesaving purposes (e.g., immunosuppression after organ transplantation) because LIFYORLI antagonizes the effect of glucocorticoids.

Warnings and Precautions:

Neutropenia and Severe Infections

LIFYORLI in combination with nab-paclitaxel can cause neutropenia, including febrile neutropenia and severe infections. There was one fatal event of septic shock with febrile neutropenia. Thirty-eight percent of patients initiated granulocyte colony-stimulating factor (G-CSF) during the first or second cycle of therapy.

Monitor complete blood counts prior to each weekly treatment with LIFYORLI in combination with nab-paclitaxel and as clinically indicated. Based on the severity of neutropenia, delay dose, reduce dose or permanently discontinue LIFYORLI in combination with nab-paclitaxel. Consider short-acting G-CSF administration as applicable. Consider the possibility of concurrent adrenal insufficiency, particularly in the setting of serious infection.

Adrenal Insufficiency

LIFYORLI is a reversible glucocorticoid receptor antagonist and can cause adrenal insufficiency. Adrenal insufficiency can occur at any time during treatment with LIFYORLI. The risk of adrenal insufficiency is increased in situations of stress, such as acute illness, infection, or surgery. Consider whether supplemental glucocorticoids are required in the perioperative period in patients who have received LIFYORLI within 30 days of surgery. Monitor patients receiving LIFYORLI for signs and symptoms of adrenal insufficiency. Withhold LIFYORLI and administer glucocorticoid therapy if adrenal insufficiency is suspected. High doses of supplemental glucocorticoids may be needed to overcome the glucocorticoid receptor antagonism produced by LIFYORLI. After resolution of adrenal insufficiency, resume previous dose, reduce dose or permanently discontinue LIFYORLI based on severity.

Exacerbation of Conditions Treated with Glucocorticoids

Use of LIFYORLI in patients taking systemic glucocorticoids for other conditions (e.g., autoimmune disorders) may exacerbate these conditions. LIFYORLI is a glucocorticoid receptor antagonist that may make systemic glucocorticoids less effective. Similarly, coadministration of systemic glucocorticoids may make LIFYORLI less effective. Monitor patients for reduced effectiveness of LIFYORLI and glucocorticoids in patients receiving both.

Embryo-Fetal Toxicity

LIFYORLI can cause fetal harm when administered to a pregnant woman. Advise pregnant women of the potential risk to a fetus. Verify pregnancy status of females of reproductive potential prior to initiating LIFYORLI treatment. Advise females of reproductive potential, including male patients with female partners of reproductive potential, to use effective contraception during treatment with LIFYORLI and for 1 week after the last dose.

Adverse Reactions:

Serious adverse reactions occurred in 35% of patients who received LIFYORLI in combination with nab-paclitaxel. Serious adverse reactions (≥2%) in patients were neutropenia (4%), pneumonia (3.2%), pleural effusion (3.2%), febrile neutropenia (2.1%), and fatigue (2.1%). Fatal adverse reactions (2.1%) in patients were septic shock (0.5%), cardiac arrest (0.5%), ischemic stroke (0.5%), and intestinal perforation (0.5%).

Permanent discontinuation of LIFYORLI in combination with nab-paclitaxel due to adverse reactions occurred in 9% of patients. The adverse reaction (>2%) that resulted in permanent discontinuation of LIFYORLI in patients was intestinal obstruction (2.6%). Dosage interruptions of LIFYORLI due to an adverse reaction occurred in 72% of patients. Adverse reactions (≥5%) that required dosage interruptions of LIFYORLI in combination with nab-paclitaxel in patients included neutropenia (44%), anemia (12%), and fatigue (7%). Adverse reactions requiring dose reductions of LIFYORLI included fatigue (1.6%), decreased appetite (1.2%), abdominal pain (0.5%), neutropenia (0.5%), edema (0.5%), and sciatica (0.5%). LIFYORLI should be interrupted or discontinued when nab-paclitaxel is interrupted or discontinued.

The most common adverse reactions (>20%) of patients treated with LIFYORLI plus nab-paclitaxel, including laboratory abnormalities, were decreased hemoglobin, decreased neutrophils, fatigue, nausea, diarrhea, decreased platelets, rash, and decreased appetite.

Drug Interactions:

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Strong CYP3A Inducers: Avoid coadministration of LIFYORLI plus nab-paclitaxel with strong CYP3A inducers. Both relacorilant and paclitaxel are CYP3A substrates. Coadministration of strong CYP3A inducers can decrease concentrations of relacorilant and paclitaxel, which may reduce their effectiveness.

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CYP2C8 and Moderate CYP3A Inducers: Monitor for reduced effectiveness of LIFYORLI plus nab-paclitaxel with CYP2C8 inducers and moderate CYP3A inducers. Paclitaxel is a substrate of CYP2C8 and CYP3A, and relacorilant is a CYP3A substrate. Coadministration of CYP2C8 and moderate CYP3A inducers can decrease concentrations of paclitaxel and relacorilant, which may reduce their effectiveness.

•

CYP2C8 Inhibitors: Monitor for increased adverse reactions and modify the dosage for adverse reactions as recommended. Paclitaxel is a substrate of CYP2C8. Coadministration of CYP2C8 inhibitors may increase concentrations of paclitaxel, which may increase the risk of adverse reactions.

•

CYP3A Substrates: Avoid concomitant use unless otherwise recommended in the Prescribing Information for CYP3A substrates. Relacorilant is a strong CYP3A inhibitor. Relacorilant increases exposure of CYP3A substrates which may increase the risk for adverse reactions related to these substrates.

•

Certain CYP2C8 Substrates: Avoid concomitant use unless otherwise recommended in the Prescribing Information for CYP2C8 substrates where minimal concentration changes may lead to reduced effectiveness. Relacorilant is a weak CYP2C8 inducer. Relacorilant decreases exposure of CYP2C8 substrates which may decrease the effectiveness related to these substrates.

Use in Specific Populations:

•	Lactation: Advise women not to breastfeed during treatment with LIFYORLI and for 1 week after the last dose.

•	Geriatric Use: A higher incidence of grade 3-4 adverse events and dosage modification occurred in patients aged ≥65 years compared to younger adult patients.

•	Hepatic Impairment: Avoid LIFYORLI in combination with nab-paclitaxel in patients with moderate or severe hepatic impairment (total bilirubin >1.5 to 10x ULN and any AST).

Please see the full Prescribing Information for additional Important Safety Information.

About Corcept Therapeutics

For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders and has discovered more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with Cushing’s syndrome, solid tumors, ALS and liver disease. In 2012, the company introduced Korlym®, the first medication approved by the U.S. Food and Drug Administration (FDA) for the treatment of patients with endogenous Cushing’s syndrome, and in 2026, the company introduced Lifyorli™, approved in combination with nab-paclitaxel, the first FDA-approved selective glucocorticoid receptor antagonist for adults with platinum-resistant ovarian cancer. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from any future results expressed or implied by such forward-looking statements.

In this press release, forward-looking statements include statements concerning: Lifyorli’s efficacy, safety profile and other clinical attributes and its potential to become a new standard-of-care treatment for patients with platinum-resistant ovarian cancer and provide clinicians with a compelling option to help patients with this difficult-to-treat cancer; presentation of the ROSELLA trial’s complete results at the SGO meeting; our ability to demonstrate the potential of cortisol modulation in oncology and to further explore this mode of treatment; our further development of relacorilant in ovarian, endometrial, cervical, pancreatic and prostate cancers; the incidence of platinum-resistant ovarian cancer patients expected to start a new therapy each year in the United States and Europe; and our commitment to timely patient access for Lifyorli.

A further description of risks and uncertainties can be found in our SEC filings, which are available at our website and the SEC’s website. These risks and uncertainties include, but are not limited to, those related to: our ability to operate our business; our efforts to study and develop Korlym, relacorilant, miricorilant, dazucorilant, nenocorilant and our other product candidates; those molecules’ clinical attributes; regulatory approvals, mandates, oversight and other requirements imposed on our products or our business by laws, regulations or discretion of government authorities; and the scope and protective power of our intellectual property. We disclaim any intention or duty to update forward-looking statements made in this press release.